Exhibit 99.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000     Facsimile: (86-10) 5809-1100

April 24, 2026

To: Naas Technology Inc.

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). We have acted as your PRC legal counsel in connection with the proposed offering (the “Offering”) of a certain number of Class A ordinary shares, including in the form of American Depositary Shares (the “ADSs”), preferred shares, warrants to purchase Class A ordinary shares (the “Ordinary Shares”) of Naas Technology Inc. (the “Company”).

A.	Documents and Assumptions

In rendering this opinion, we have reviewed the Company’s Registration Statement (as defined below) and other documents (collectively the “Documents”). In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities, the Company and appropriate representatives of the Company. In delivering this opinion, we have made the following assumptions:

(a)	Except as stated herein, each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws in any and all respects; each of the parties to the Documents, other than the PRC Entities, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(b)	that the Documents submitted to us still exist, remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action; and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(c)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the documents are complied with；

(d)	that all Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(e)	that all Documents have been validly authorized, executed or delivered by all of the entities thereto other than the PRC Entities and such entities to the Documents have full power and authority to enter into, and have duly executed and delivered such Documents;

(f)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion, including but not limited to factual statements set forth in the Documents, are true, correct and complete;

(g)	that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all Documents submitted to us have been obtained or made, and are in full force and effect as of the date thereof;

(h)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(i)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Government Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Government Agencies for such purposes; and

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) financial, appraisal or accounting matters; and (b) review of technical or environmental issues. This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Governmental Agencies or the PRC courts.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“Government Agencies”	means any and all competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC, and “Government Agency” means any of them.

“Governmental Authorizations”	means any approvals, consents, permits, authorizations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses from, and any filings and registrations with, any Government Agency as required by PRC Laws.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Entities”	means the entities listed in [Annex I] hereto, and “PRC Entity” means any of them.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“WFOE”	means Zhejiang Anji Zhidian Holdings Co., Ltd. (浙江安吉智电控股有限公司).

“Historical VIE Agreements”	means the documents as set forth in [Annex II] hereto which were terminated on April 5, 2022.

“Historical VIE Entity”	means Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (快电动力（北京）新能源科技有限公司).

C.	Opinions

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinions that on the date hereof:

(1)	Organization Structure. Except as disclosed in the Registration Statement, (a) the ownership structure of the PRC Entities as set forth in the Registration Statement, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC Laws currently in effect; (b) the contractual arrangements under the Historical VIE Agreements, during the period from the date of execution until the date of termination, were valid, binding and enforceable, and did not contravene (i) the articles of association and business licenses of the PRC Entities that are parties to any of the VIE Agreements, or (ii) any applicable PRC laws and regulations.

(2)	M&A Rules. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the ADSs has been or will be made directly or indirectly within the PRC, a prior approval from the CSRC is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(3)	Taxation. The statements made in the Registration Statement under the sections entitled “Taxation—Mainland China”, “People’s Republic of China Taxation” with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects.

(4)	Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(5)	PRC Laws. The statements set forth in the Registration Statement under the sections entitled “Prospectus Summary”, “Risk Factors”, “Regulation”, “Enforceability of Civil Liabilities”, “Legal Matters” to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material respect.

The foregoing opinions are strictly limited to matters of the PRC Laws. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated herein.

This opinions expressed above are subject to the following qualifications:

(1)	Our opinions are strictly limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Government Agency.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due and reasonable inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Entities and Governmental Agencies.

(7)	Except as stated herein, we have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

(9)	We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein.

This opinion is rendered to you and is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose other than as required by law or regulation and in connection with this Offering, or relied upon by anyone else without our prior written consent.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Annex I

List of PRC Entities

1.	Zhejiang Anji Intelligent Electronics Holdings Co., Ltd. (浙江安吉智电控股有限公司)

2.	Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (快电动力（北京）新能源科技有限公司)

3.	Cosmo Light (Anji) New Energy Technology Development Co., Ltd. (宙晖（安吉）新能源科技开发有限公司)

4.	Qingdao Intelligent Electronics Holding Co., Ltd. (青岛智电智行控股有限公司)

Annex II

Historical VIE Agreements

1.	Exclusive Business Cooperation Agreement, entered into by and between WFOE and Historical VIE Entity on January 5, 2022;

2.	Exclusive Purchase Option Agreement, entered into by and among WFOE, Historical VIE Entity, ZHENG Linyi and LI Zhuang on January 5, 2022;

3.	Share Pledge Agreement, entered into by and among WFOE, Historical VIE Entity, ZHENG Linyi and LI Zhuang on January 5, 2022;

4.	Authorization Agreement, entered into by and among WFOE, Historical VIE Entity, ZHENG Linyi and LI Zhuang on January 5, 2022;

5.	Powers of Attorney, executed by ZHENG Linyi on November January 5, 2022;

6.	Powers of Attorney, executed by LI Zhuang on January 5, 2022.